Exhibit 99.2

Jaguar Health Signs Second Agreement for $6 Million Non-dilutive Financing Transaction Involving the Sale of Royalty Rights Related to Future Mytesi (Crofelemer) and Lechlemer Revenue Stream

No royalty payments due for 18-24 months

Proceeds will be allocated to support regulatory activities associated with the Company’s development pipeline, including funding the recently initiated pivotal clinical trial for crofelemer (Mytesi®) for cancer therapy-related diarrhea (CTD), for which patient enrollment is progressing

San Francisco, CA (December 23, 2020): Jaguar Health, Inc. (NASDAQ:JAGX) (“Jaguar” or the “Company”) today announced that the Company has signed an agreement (the “Agreement”) with a secured lender (the “Lender”) for a non-dilutive royalty financing transaction, pursuant to which Jaguar would sell to the Lender for an aggregate purchase price of $6 million (the “Royalty Purchase Price”) a royalty interest entitling the Lender to receive 2.0x the Royalty Purchase Price of future royalties of Mytesi® (crofelemer) and lechlemer and certain up-front license fees and milestone payments from licensees and/or distributors as well as any interest, fees, and charges in accordance with the terms set forth in the Agreement (the “Royalty Repayment Amount”), and to pay interest on the Royalty Repayment Amount at the rate of ten percent per annum until the same is paid in full.

Jaguar intends to use the proceeds to support regulatory activities associated with the Company’s development pipeline, including funding continued patient enrollment for the pivotal Phase 3 trial of crofelemer (Mytesi) for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy (“cancer therapy-related diarrhea” (CTD)), which the Company’s wholly owned subsidiary, Napo Pharmaceuticals, Inc. (Napo), initiated this past October. This $6 million royalty financing transaction follows an earlier $6 million royalty transaction consummated in October 2020 with an affiliate of the Lender.

“We are very pleased to have secured this additional $6 million to fund the pipeline opportunities for Mytesi, a transaction which does not result in any dilution of our shareholders and requires no royalty payments for at least 18 months and potentially as long as 24 months,” Lisa Conte, Jaguar’s president and CEO, commented. “The timing of this transaction aligns well with the progress of the recently initiated pivotal Phase 3 trial for CTD, for which patient enrollment is progressing. The strength in the growth in sales of Mytesi for the current indication of HIV-related diarrhea provides the basis for this important financial opportunity, and we may consider entering into similar agreements in the future and of course business development relationships as additional sources of non-dilutive funding.”

Mytesi is a non-opiate, plant-based, chloride ion channel modulating antidiarrheal medicine that is FDA approved for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS receiving antiretroviral therapy. The only oral plant-based prescription medicine approved under FDA Botanical Guidance, Mytesi has a novel mechanism of action that works locally in the gut by gently and effectively modulating and normalizing the flow of water and electrolytes with minimal systemic absorption.

About Jaguar Health, Inc. and Napo Pharmaceuticals, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo, visit www.napopharma.com.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding use of proceeds, and the expectation that Jaguar may consider entering into similar agreements in the future and business development relationships as additional sources of non-dilutive funding. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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